Exhibit 5.1

November 10, 2006

The Board of Directors
Skagit State Bancorp, Inc.
301 East Fairhaven Avenue
Burlington, Washington 98233

Re:                             Legal Opinion Regarding Validity of Securities Offered

Ladies and Gentlemen:

We have acted as counsel to Skagit State Bancorp, Inc., a Washington corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to 100,300 shares of the Company’s common stock, no par value per share (the “Shares”).  Of the Shares, we understand that 100,000 are authorized for issuance upon the grant of awards under the Company’s 2005 Incentive Stock Plan (the “Plan”) that was approved by the shareholders of Skagit State Bank at the 2005 Annual Meeting, and 300 are authorized for issuance to Richard Humphrey pursuant to his Change in Control Severance Agreement (the “Humphrey Agreement”) that was approved by the board of directors of the Company on August 15, 2006.  The Company has assumed the Plan as a result of the holding company reorganization that was effective June 30, 2006.

In connection with the offering of the Shares, we have examined:  (i) the Plan, included as Exhibit 99.1 in the Registration Statement; (ii) the Humphrey Agreement; (iii) the Registration Statement, including the remainder of the exhibits; and (iv) such other documents as we have deemed necessary to form the opinions hereinafter expressed.  As to various questions of fact material to such opinions, where relevant facts were not independently established, we have relied upon statements of officers of the Company.

Our opinion assumes that the Shares are issued in accordance with the terms of the Plan and the Humphrey Agreement after the Registration Statement has become effective under the Act.

Based upon and subject to the foregoing, we are of the opinion that the Shares, or any portion of the Shares, have been duly authorized and that, upon registration of the Shares, issuance by the Company of and receipt of the consideration for the Shares, as applicable, consistent with the terms of the Plan and applicable award agreements and the Humphrey Agreement, the Shares will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  This consent shall not be construed to cause us to be in the category of persons whose consent is required to be filed pursuant to Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

GRAHAM & DUNN PC

/s/ GRAHAM & DUNN PC